Exhibit 10.08

SECOND AMENDMENT TO LEASE

(EXTENSION)

This Second Amendment to Lease (the “Agreement”) is entered into as of April 28th, 2011, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and MODEL N, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease Agreement dated March 24, 2006, as amended by a First Amendment to Lease dated September 22, 2007 (the “Original Lease”) of certain premises (the “Premises”) within the building commonly known as 1800 Bridge Parkway, Redwood City, California, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to extend its term and to make other modifications on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1. The Original Lease Expiration Date is hereby changed to July 13, 2014 (the “New Expiration Date”). The period from July 14, 2011 (the “Extension Commencement Date”), to the New Expiration Date is referred to herein as the “Extension Term.”

2. Commencing on the Extension Commencement Date, Tenant shall pay to Landlord monthly Base Rent in accordance with the following schedule on the first day of each month of the Extension Term:

Period	Annual Base Rent	Monthly Base Rent

07/14/2011 – 11/13/2011	N/A	Abated	*
11/14/2011 – 07/13/2012	N/A	$73,181.50
07/14/2012 – 07/13/2013	$902,403.60	$75,200.30
07/14/2013 – 07/13/2014	$932,685.60	$77,723.80

*	As an inducement to Tenant entering into this Agreement, Base Rent in the amount of $73,181.50 per month shall be abated for the first four (4) months after the Extension Commencement Date. The amount of Base Rent set forth in the foregoing table for that period reflects that rent abatement. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease.

3. Tenant is in occupancy of the Premises and hereby accepts the Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance.

4. The Original Lease is amended to decrease the amount of the Security Deposit to $155,000.00 (the “New Security Deposit Amount”), which shall be held in accordance with the applicable provisions of the Original Lease regarding the Security Deposit. So long as no uncured Event of Default then exists, Landlord shall refund to Tenant within thirty (30) days after Landlord’s execution and delivery of this Agreement the amount by which the Security Deposit held by Landlord exceeds the New Security Deposit Amount.

5. Article 51 of the Original Lease is deleted in its entirety and replaced with the following new Article 51:

“ARTICLE 51.

OPTION TO EXTEND LEASE

51.1 Extension Option. Tenant shall have the option to extend this Lease (the “Extension Option”) for one additional term of three (3) years (the “Extension Period”), upon the terms and conditions hereinafter set forth:

(a) If the Extension Option is exercised, then the Base Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period.

(b) The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 51.1(b).

(i) If Tenant wishes to exercise the Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the initial Lease Term (but not before the date that is twelve (12) months before the expiration of the Initial Lease Term), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Lease Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Extension Period shall be as provided in Section 51.1(a) and Tenant shall have no further options to extend the Lease Term.

(ii) If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.

(c) It is understood and agreed that the Extension Option hereby granted is personal to Tenant and is not transferable, except that it may be assigned together with this Lease to a Permitted Tenant Affiliate or to an entity resulting from an Approved Reorganization (collectively with Permitted Tenant Affiliates, a “Permitted Transferee”). In the event of any assignment or subletting of the Premises or any part thereof (other than to a Permitted Transferee), the Extension Option shall automatically terminate and shall thereafter be null and void.

(d) Tenant’s exercise of the Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that (i) an Event of Default by Tenant remains uncured at the time of delivery of the Exercise Notice or at the commencement of the Extension Period, or (ii) Tenant shall have reduced the size of the Premises below the size of the initial Premises by agreement with Landlord or pursuant to an express right in this Lease.

51.2 Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.

(a) “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined by Landlord considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Building and in Comparable Buildings owned or managed by Landlord in the Market Area. If there are no such direct leases that are recent, consideration shall be given to the most recent new direct leases (and market renewals and extensions, if applicable) in other Comparable Buildings in the Market Area.

(b) In determining the rental rate of comparable space, the parties shall take into consideration all free rent and all out-of-pocket concessions generally being granted at such time in comparable space for the Extension Period (including without limitation any tenant improvement allowance provided for such comparable space), with the amount of such tenant improvement allowance to be provided for the Premises during the Extension Period to be determined after taking into account the age, quality and layout of the Tenant Improvements in the Premises as of the commencement of the Extension Period with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

(c) If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord’s sole option, elect to do the following:

(i) Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and

(ii) Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

51.3 Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 51.3.

(a) Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the tenth (10th) day after Tenant’s exercise of the Extension Option (the “Outside Agreement Date”).

(b) Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within five (5) days after the Outside Agreement Date.

(i) Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

(ii) One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the five (5) day period, that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the five (5) day period by the other party.

(c) Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

(i) Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 51.2.

(ii) Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s).

(iii) Parties’ Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.

(iv) Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.

(v) Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

(vi) If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.

(vii) If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

(viii) If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 51.3(c).

51.4 Cost of Arbitration. The cost of the arbitration shall be paid by the party whose submitted Fair Market Rental Value is not selected by the arbitrators.”

6. The following provisions of the Original Lease are of no further force or effect: Articles 53, 54 and 56.

7. Provided that there is a reasonable probability of achieving savings, Landlord shall use commercially reasonable efforts to appeal the real property taxes with respect to the Building each year of the Term.

8. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Extension Term, and Tenant shall have no further option to extend the term except as provided in Section 4 of this Agreement.

9. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Harvest Properties, Inc (“Landlord’s Broker”) and CB Richard Ellis, Inc. (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

10. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) The Original Lease (as amended hereby) is in full force and effect.

(b) Tenant is in possession of the Premises.

(c) Rent has been paid through April 30, 2011.

(d) To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(e) All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied.

(f) There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

(g) All of the representations and warranties of Tenant in the Original Lease are remade.

11. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Time is of the essence of this Agreement and the provisions contained herein.

12. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

13. As an inducement to Landlord to enter into this Lease Agreement, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 12 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of Section 21.1 of the Original Lease. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

14. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975(c) of the Internal Revenue Code, Tenant hereby certifies that the representations and warranties in Article 58 of the Original Lease are true and correct as of the date of this Agreement.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

	By:	/s/ Jeffrey D. Mills

Jeffrey D. Mills
[Printed Name and Title]
Vice President

Tenant:

MODEL N, INC., a Delaware corporation

By:	/s/ Michael A. Morgan

Michael A. Morgan
[Printed Name and Title]
Chief Financial Officer